EXHIBIT 10.1

[Unofficial English Translation of French Language Original]

December 15, 2015

Mr. Jocelin Dumas, Deputy Minister

Ministry of Economic Development, Innovation and Export Trade

710 Place D’Youville, 6th Floor

Québec, Quebec G1R 4Y4

Re:	Agreement Concerning the Pulp and Paper Operations of Abitibibow Canada in Quebec dated September 13, 2010 between Resolute FP Canada Inc. (“Resolute FP Canada”) and the Minister of Economic Development, Innovation and Export Trade (the “Government”) (as amended and attached as Schedule A, “Economic Agreement”)

Dear Mr. Dumas:

The purpose of this letter (the “Letter Agreement”) is to agree on the obligations under the Economic Agreement that shall continue to apply to Resolute FP Canada and the Government after December 9, 2015. It takes into account the following:

●

the Economic Agreement binding the parties expired on December 9, 2015 and stipulated (Section 2.2) that the parties would re-evaluate, after the initial five-year term, the undertakings set out therein in light of Resolute FP Canada’s situation, the conditions affecting the pulp and paper industry as a whole and the solvency of the pension plans;

●

Resolute FP Canada wishes to analyze Bill 57 passed by the National Assembly on November 26, 2015 and its pending regulations in order to determine whether it is appropriate for it to withdraw from the application of the Regulation respecting supplemental pension plans affected by the arrangement regarding AbitibiBowater Inc. under the Companies’ Creditors Arrangement Act (CQLR, c R-15.1, r 6.1) (the “Special Regulation”) currently applicable to several of its pension plans;

●	the publication of the regulations related to Bill 57 initially scheduled for before December 31, 2015 could now be delayed until 2016;

P a g e  1 | 3

●

in view of the foregoing, Resolute FP Canada and the Government wish to agree on the undertakings applicable to Resolute FP Canada during such period of evaluation by Resolute FP Canada of the pending legislative and regulatory provisions.

Consequently, the parties to this Letter Agreement agree to the following:

1.

Undertakings. Resolute FP Canada and the Government agree to renew for the term provided for herein all of the undertakings set out in Section 1 of the Economic Agreement, other than (a) the monetary undertakings set out in its Sections 1.3.2 to 1.4.6, which undertakings have been complied with in full during its initial term, and (b) the undertaking set out in Section 1.1.1.

2.

Term.  This Letter Agreement shall take effect on December 9, 2015 and shall continue to be in effect as long as the Special Regulation shall be applicable and shall continue to be a source of relief for Resolute FP Canada’s registered pension plans in Quebec. Should Resolute FP Canada withdraw from the application of the Special Regulation with effect on a date preceding such withdrawal, the Letter Agreement and the undertakings of Resolute FP Canada set forth therein would also be deemed to be terminated retroactively.

3.

Re-evaluation. Either party may request a re-evaluation of the undertakings set forth in this Letter Agreement if Resolute FP Canada decides not to or finds itself unable to withdraw from the application of the Special Regulation effective on January 1, 2016, with all such re-evaluation to be carried out in light of Resolute FP Canada’s situation, the conditions affecting the pulp and paper industry as a whole and the solvency of the pension plans. This option to request a re-evaluation is confirmed considering that a re-evaluation provided for in Section 2.2. of the Economic Agreement was not carried out prior to the coming into effect of this Letter Agreement.

P a g e  2 | 3

4.

Other provisions. Sections 3 (Assignment), 4 (Notice) and 5 (General provisions) of the Economic Agreement form part of this Letter Agreement, it being understood that Resolute FP Canada’s address has changed to 111 Duke Street, Suite 5000, Montréal, Quebec, H3C 2M1.

Kindly confirm your acceptance of the terms and conditions of this Letter Agreement by signing in the space indicate.

Sincerely yours,

RESOLUTE FP CANADA INC.

By: /s/ Richard Garneau

Name: Richard Garneau
Title: President and Chief Executive Officer

By: /s/ Pierre Laberge

Name: Pierre Laberge
Title: Senior Vice-President, Human Resources

ACCEPTED
On this 18th day of December 2015

MINISTRY OF ECONOMIC DEVELOPMENT, INNOVATION AND EXPORT TRADE

By: /s/Jocelin Dumas

Name: Jocelin Dumas
Title: Deputy Minister

[Schedule A - Agreement Concerning the Pulp and Paper Operations of Abitibibow Canada in Quebec - previously filed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010]

P a g e  3 | 3